Exhibit 99.1

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on October 14, 2014.

THE PROCTER & GAMBLE COMPANY

Meeting Information

Meeting Type:    Annual

For holders as of:    August 15, 2014

Date:    October 14, 2014        Time:    9:00 a.m.

Location:    The Duke Energy Convention Center

                     Grand Ballroom A

                     525 Elm Street

                      Cincinnati, Ohio 45202

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT    ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow     (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow     (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before September 30, 2014 to facilitate timely delivery.

—  How To Vote  —

Please Choose One of the Following Voting Methods

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow     available and follow the instructions.

Vote By Phone: To vote now by telephone, dial 1-800-690-6903, using any touch-tone telephone. Have the information that is printed in the box marked by the arrow     available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Vote In Person: To vote and/or attend the meeting, go to the “shareholder meeting registration” link at www.proxyvote.com. At the meeting, you will need to request a ballot to vote these shares.

Voting Items

The Board of Directors recommends you vote FOR the following action:

1.	ELECTION OF DIRECTORS

Nominees:

1a.	Angela F. Braly

1b.	Kenneth I. Chenault

1c.	Scott D. Cook

1d.	Susan Desmond-Hellmann

1e.	A.G. Lafley

1f.	Terry J. Lundgren

1g.	W. James McNerney, Jr.

1h.	Margaret C. Whitman

1i.	Mary Agnes Wilderotter

1j.	Patricia A. Woertz

1k.	Ernesto Zedillo

The Board of Directors recommends you vote FOR the following proposals:

2.	Ratify Appointment of the Independent Registered Public Accounting Firm

3.	Approve The Procter & Gamble 2014 Stock and Incentive Compensation Plan

4.	Advisory Vote on Executive Compensation (The Say On Pay Vote)

The Board of Directors recommends you vote AGAINST the following proposals:

5.	Shareholder Proposal – Report on Unrecyclable Packaging

6.	Shareholder Proposal – Report on Alignment Between Corporate Values and Political Contributions